EXHIBIT 10.5

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF
ECOSPHERE ENERGY SERVICES, LLC

a Delaware limited liability company

MAY 24, 2013

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ECOSPHERE ENERGY SERVICES, LLC
a Delaware limited liability company

TABLE ON CONTENTS

ARTICLE 1	DEFINITIONS AND CONSTRUCTION	1
1.1	Definitions	1
1.2	Construction	1
ARTICLE 2	ORGANIZATION	2
2.1	Formation	2
2.2	Name	2
2.3	Registered Office; Registered Agent; Principal Office; Other Offices	2
2.4	Purpose	2
2.5	Foreign Qualification	2
2.6	Term	3
2.7	No State Law Partnership	3
2.8	Title to Company Assets	3
2.9	Fiscal Year	3
ARTICLE 3	MEMBERSHIP INTERESTS; UNITS	3
3.1	Membership Interests	3
3.2	Registered Holders	4
3.3	Unit Certificates	4
3.4	Issuance of Units	5
3.5	Initial Members	5
3.6	No Resignation	5
3.7	Admission of Additional and Substituted Members and Creation of Additional Units	6
3.8	No Liability of Members	7
3.9	No Expulsion	7
3.10	Adjustments for Unit Splits	7
ARTICLE 4	REPRESENTATIONS AND WARRANTIES	7
ARTICLE 5	CAPITAL CONTRIBUTIONS	9

5.1	Capital Contributions	9
5.2	Return of Contributions	9
5.3	Advances by Members	9
5.4	Capital Account	9
5.5	No Obligation To Contribute	10
ARTICLE 6	DISTRIBUTIONS AND ALLOCATIONS	10
6.1	Distributions	10
6.2	Allocations of Profits and Losses	12
6.3	Income Tax Allocations	16
6.4	Other Allocation Rules	16
ARTICLE 7	TRANSFER OF UNITS	16
7.1	General Rules	16
7.2	Permitted Dispositions	17
7.3	Tag-Along Rights	17
7.4	Right of First Refusal	17
7.5	Disposition Requirements	19
ARTICLE 8	MANAGEMENT	19
8.1	Management Generally	19
8.2	Board	19
8.3	Managing Member	23
8.4	Officers; Committees	25
8.5	Duties of Directors and Members	25
8.6	Voting	26
ARTICLE 9	LIMITATION OF LIABILITY AND INDEMNIFICATION	26
9.1	Liability	26
9.2	Duties and Liabilities of Covered Persons	26
9.3	Exculpation	27
9.4	Indemnification	27
9.5	Advancement of Expenses	27
9.6	Insurance	27
ARTICLE 10	CERTAIN AGREEMENTS OF THE COMPANY AND MEMBERS	28

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10.1	Information	28
10.2	Maintenance of Books	28
10.3	Accounts	28
10.4	Confidentiality	28
10.5	Non-Compete	29
10.6	Registration Rights	29
10.7	Specific Performance	30
ARTICLE 11	TAXES	30
11.1	Tax Returns	30
11.2	Tax Partnership	30
11.3	Tax Elections	30
11.4	Tax Matters Member	31
ARTICLE 12	DISSOLUTION, WINDING-UP AND TERMINATION	32
12.1	Dissolution	32
12.2	Winding-Up and Termination	32
12.3	Deficit Capital Accounts	33
12.4	Certificate of Cancellation	33
ARTICLE 13	GENERAL PROVISIONS	33
13.1	Notices	33
13.2	Entire Agreement; Supersedure	34
13.3	Effect of Waiver or Consent	34
13.4	Amendment or Restatement	34
13.5	Binding Effect	35
13.6	Governing Law; Severability; Limitation of Liability	35
13.7	Attorneys’ Fees	36
13.8	Further Assurances	36
13.9	Counterparts	36

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SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ECOSPHERE ENERGY SERVICES, LLC
a Delaware limited liability company

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ECOSPHERE ENERGY SERVICES, LLC, a Delaware limited liability company (the “Company”), dated as of May 24, 2013 (the “Effective Date”), is adopted, executed and agreed to, for good and valuable consideration, by the Company and each of the following as the Members of the Company and as holders of Units: (i) Ecosphere Technologies, Inc., a Delaware corporation (“ETI”), (ii) Clean Water Partners, LLC, a Delaware limited liability company (“CWP”), (iii) Fidelity National Financial, Inc., a Delaware corporation (“Fidelity”), and (iv) John Kuelbs (“Kuelbs”).

The Company was formed as a Delaware limited liability company by the filing, on July 13, 2009 (the “Formation Date”), of a Certificate of Formation under and pursuant to the Act (as defined below) (such Certificate of Formation, as amended or restated from time to time in accordance with this Agreement, is referred to herein as the “Certificate”).

Pursuant to that certain Contribution Agreement, dated July 15, 2009 (the “Contribution Agreement”), by and among ETI, CWP and Beldsoe Capital Group, LLC, a Montana limited liability company, among other items, ETI contributed certain assets to the Company in exchange for Class A Units of the Company and CWP contributed certain cash and assets to the Company in exchange for certain Class B Units of the Company.  In connection with the transactions contemplated by the Contribution Agreement, the Company, ETI and CWP entered into that certain Amended and Restated Operating Agreement of the Company on July 15, 2009 (the “Original Operating Agreement”).

Pursuant to that certain Unit Purchase Agreement, dated November 9, 2009 (the “2009 Unit Purchase Agreement”), between the Company and Fidelity, Fidelity purchased certain Class C Units from the Company.  Kuelbs also acquired certain Class C Units of the Company at such time.  In connection with the transactions contemplated by the 2009 Unit Purchase Agreement, the Company, ETI, CWP, Fidelity and Kuelbs entered into that certain First Amendment to the Amended and Restated Operating Agreement of the Company on November 9, 2009 (the “First Amendment to Original Operating Agreement”).

Effective as of the Effective Date, Fidelity will purchase from ETI certain of the Class A Units pursuant to that certain Unit Purchase Agreement, dated as of the Effective Date, by and between ETI and Fidelity (the “2013 Unit Purchase Agreement”).

The Members and the Company now desire to enter into this Second Amended and Restated Agreement in order to (i) reflect the purchase of the Units by Fidelity, (ii) provide for the Company’s management by the Board of Directors of the Company rather than a managing member, (iii) eliminate the multiple classes of Units and provide for a single class of Units, and (iv) provide for certain other matters, all as permitted under the Act.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members and the Company hereby agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

1.1

Definitions. Capitalized terms used in this Agreement (including the Exhibits and Schedules hereto) but not defined in the body hereof are defined in Exhibit A.

1.2

Construction. Unless the context requires otherwise: (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) the term
“including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation;” (e) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular subdivision unless expressly so limited; and (e) references to Exhibits and Schedules are to the items identified separately in writing by the parties hereto as the described Exhibits or Schedules attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein.

ARTICLE 2
ORGANIZATION

2.1

Formation. The Company was organized as a Delaware limited liability company on July 13, 2009, by the filing of the Certificate under and pursuant to the Act.  All actions by any Member in making such filing are hereby ratified, adopted and approved. The rights and liabilities of the Members will be determined pursuant to the Act and this Agreement.

2.2

Name. The name of the Company is “ECOSPHERE ENERGY SERVICES, LLC’ and all Company business must be conducted in that name or such other name or names that comply with Law and as the Board may select.

2.3

Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate in the manner provided by Law. The registered agent of the Company in Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate in the manner provided by Law. The principal office of the Company shall be at such place as the Board may designate. The Company may have such other offices as the Board may designate.

2.4

Purpose. The purposes of the Company (the “Company Purposes”) are (a) to  market, sell, make, have made, use, provide services using and maintain all of the Licensed Products (as defined in the License Agreement) solely in the Field of Use, including the design, marketing, selling and manufacturing of and provision of services using equipment and systems solely in the Field of Use that use the EcosBrine (as defined in the License Agreement), the EcosFrac Process (as defined in the License Agreement), and the Ozonix Process (as defined in the License Agreement), (b) to otherwise exploit the Licensed Technology (as defined in the License Agreement) solely in the Field of Use, (c) to otherwise exploit, solely within the Field of Use, any and all rights granted to the Company under the License Agreement, and (d) to do or undertake any action and/or engage in any and all activities incidental or related thereto.

2.5

Foreign Qualification. In connection with the Company’s conducting business in any jurisdiction other than Delaware, the Company shall comply with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction if such qualification is required. At the request of the Company, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business, provided that no Member shall be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership or other entity in any jurisdiction in which it is not already so qualified.

2.6

Term. The Company commenced upon the effectiveness of the Certificate and shall continue in existence until it is dissolved and terminated in accordance with Article 12.

2.7

No State Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

2.8

Title to Company Assets. Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity. Title to any or all of the Company assets may be held in the name of the Company or one or more of its Affiliates or one or more nominees, as the Board may determine All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

2.9

Fiscal Year. The fiscal year of the Company shall end on December 31 of each calendar year unless the Board determines otherwise.

ARTICLE 3
MEMBERSHIP INTERESTS; UNITS

3.1

Membership Interests.

(a)

The Membership Interests shall be divided into a single class of Units,  each having the rights, obligations and other features provided to Members generally.  The Company is authorized to issue up to an aggregate of 1,000,000 Units.  Schedule 1 lists each Member’s respective ownership of the Units, including the class of Unit (to the extent applicable).  Effective as of the Effective Date, all previously issued Class A Units, Class B Units and Class C Units are automatically converted to Units (without any class designation).

(b)

Except for Excluded Issuances, if the Company desires to issue to any Person (including existing Members) any of its Units (which may be of new classes) or other securities or other rights convertible into or containing options or rights to acquire any Units or other securities (collectively, “Equity Interests”), the Company shall, at least 20 days prior to such issuance, offer by written notice (a “Proposal Notice”), to sell to each holder of Units (each a “Rights Holder”), a portion of such Equity Interests equal to the holder’s Percentage Interest. The Proposal Notice shall describe the terms of the offering, including, without limitation, the Equity Interests offered and the price and other terms of sale, and shall set forth such Rights Holder’s Percentage Interest. Each Rights Holder shall be entitled to purchase for cash such Equity Interests at the price and on the terms set forth in such Proposal Notice.  In order to exercise its purchase rights hereunder, a Rights Holder must deliver a written notice to the Company describing its election hereunder within 15 days after receipt of the Proposal Notice from the Company (the “Rights Holder Notice Period”).  If any Rights Holder fails to exercise its rights pursuant to this Section 3.1(b), the Company shall be entitled to issue to any Person such Equity Interests which the Rights Holders have not elected to purchase during the 120 days following the Rights Holder Notice Period (the “Purchase Period”) on any terms and conditions; provided, however, that (i) if the per-Unit price of the Equity Interests offered to such Person is less than the per-Unit price of the Equity Interests set forth in the Proposal Notice, or the rate at which the Equity Interests offered to such Person may be exchanged or converted for or into any other security of the Company is more favorable to such Person than as set forth in the Proposal Notice, then the Company, at least five (5) days prior to such issuance, shall provide written notice to each Rights Holder (the “Extension Notice”) of such changes, (ii) each Rights Holder shall have the right, within five (5) days after receipt of the Extension Notice (a “Five-Day Extension”), by providing written notice to the Company, to purchase its Percentage Interest of such Equity Interests on the same terms and conditions as those offered to such Person and (iii) if any Rights Holder fails to exercise such right within such Five-Day Extension, the Company shall be entitled to issue to such Person such Equity Interests which the Rights Holders have not so elected to purchase during the 30 days following any such Five-Day Extension (the “Extension Period”) at the same (or better from the perspective of the Company) per-Unit price and same (or better from the perspective of the Company) exchange or conversion ratio as set forth in the Extension Notice. Any Equity Interest offered or sold by the Company after the expiration of the Purchase Period and any Extension Periods must be reoffered to the Rights Holders pursuant to the terms of this Section 3.1(b).

3.2

Registered Holders. The Company will maintain a register (the “Company Register”) in which it will record the issuance of Units and the names and addresses of their record holders from time to time. Whenever the Company issues Units, or Units are transferred in accordance with Article 7, it will update the Company Register appropriately. The Company and the Board will be entitled to treat the record holder, as set forth in the Company Register, of any Unit as the holder in fact of that Unit for all purposes and, accordingly, will not be bound to recognize any equitable or other claim to or interest in that Unit on the part of any other Person, whether or not the Company or the Board has actual or other notice thereof, except as the applicable laws of the State of Delaware otherwise provide.

3.3

Unit Certificates.

(a)

Ownership of Units may, but need not, be evidenced by certificates similar to customary stock certificates. Initially, Units shall be uncertificated, but the Board may determine to certificate any or all Units at any time by resolution. In such event, the Board shall prescribe the forms of certificates to be issued by the Company, including the forms of legends to be affixed thereto and other information to be set forth thereon. Certificates evidencing Units will provide that they are governed by Article 8 of the Uniform Commercial Code. Certificates need not bear a seal of the Company but shall be signed by the Chief Executive Officer, President, any Vice President or any other Person authorized by the Board to sign such certificates who shall certify the class and series of Units represented by such certificate. Certificates may denote the Percentage Interest applicable to the Units evidenced thereby. Books and records reflecting the record ownership of the Units shall be kept by the secretary of the Company, if the Board has appointed such officer, or the other authorized person of the Company performing such duties. In the event any Officer who shall have signed, or whose facsimile signature or signatures shall have been placed upon, any such certificate or certificates shall have ceased to be such Officer before such certificate is issued by the Company, such certificate may nevertheless be issued by the Company with the same effect as if such person were such Officer at the date of issue. The Board may determine the conditions upon which a new certificate may be issued in place of a certificate that is alleged to have been lost, stolen or destroyed and may, in its discretion, require the owner of such certificate or its legal representative to give bond, with sufficient surety, to indemnify the Company against any and all losses or claims that may arise by reason of the issuance of a new certificate in the place of the one so lost, stolen or destroyed.

(b)

Any certificate issued by the Company shall bear a legend on the reverse side thereof substantially in the following form in addition to any other legend required by Law or by the Board:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY MAY BE REQUIRED TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT). THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, DATED AS OF MAY 24, 2013 (AS MAY BE AMENDED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

3.4

No Resignation. A Member may not take any action to Resign as a Member voluntarily, and a Member may not be removed involuntarily, prior to the dissolution and winding up of the Company, other than as a result of a permitted Disposition of all of such Member’s Units in accordance with Article 7 and each of the transferees of such Units being admitted as a Substituted Member.

3.5

Admission of Additional and Substituted Members and Creation of Additional Units.

(a)

Authority. Subject to the limitations set forth in this Article 3 and in Article 7 and prior Board approval, the Company may admit Additional Members and Substituted Members to the Company, issue additional Units or create and issue such classes or series of Units or Membership Interests (or securities convertible into or exercisable or exchangeable for a Unit or other Membership Interest), having such designations, preferences and relative, participating or other special rights, powers and duties as the Board shall determine, including: (i) the right of any such class or series of Units or Membership Interests to share in the Company’s distributions, (ii) the allocation to any such class or series of Units or Membership Interests of Profits (and all items included in the computation thereof) or Losses (and all items included in the computation thereof), (iii) the rights of any such class or series of Units or Membership Interests upon dissolution or liquidation of the Company and (iv) the right of any such class or series of Units or Membership Interests to vote on matters relating to the Company and this Agreement. Upon the issuance pursuant to and in accordance with this Article 3 of any class or series of Units or Membership Interests, the Board may, subject to Section 13.4, amend any provision of this Agreement, and authorize any Person to execute, acknowledge, deliver, file and record, if required, such documents, to the extent necessary or desirable to reflect the admission of any additional Member to the Company or the authorization and issuance of such class or series of Units or Membership Interests (or securities convertible into or exercisable or exchangeable for a Unit or other Membership Interest), and the related rights and preferences thereof.  Schedule 1 shall be amended from time to time by the Board to reflect changes in the ownership of Units and Membership Interests.

(b)

Conditions. No Additional Member or Substituted Member shall be admitted to the Company unless and until all applicable conditions of this Section 3.5 and Article 7 are satisfied. Without limiting the generality of the foregoing, no Disposition or issuance of Units or Membership Interests otherwise permitted or required by this Agreement shall be effective, no Member shall have the right to substitute a transferee as a Member in its place with respect to any Units or Membership Interests acquired by such transferee in any Disposition and no purchaser of newly issued Units or Membership Interests from the Company shall be deemed to be a Member, in each case unless and until any such transferee or purchaser who is not already a party to this Agreement (and such transferee’s or such purchaser’s spouse, if applicable) shall execute and deliver to the Company an Addendum Agreement in the form attached as Exhibit B (an “Addendum Agreement”) and such other documents or instruments as may be required in the Company’s reasonable judgment to effect the admission.

(c)

Rights and Obligations of Additional Members and Substituted Members. A transferee of Units or Membership Interests who has been admitted as an Additional Member or as a Substituted Member or a purchaser of newly issued Units or Membership Interests from the Company who has been admitted as an Additional Member in accordance with this Section 3.5 shall have all the rights and powers and be subject to all the restrictions and liabilities under this Agreement relating to a Member holding Units.

(d)

Date of Admission as Additional or Substituted Member. Admission of an Additional Member or Substituted Member shall become effective on the date such Person’s name is recorded on the books and records of the Company. Upon the admission of an Additional Member or Substituted Member, (i) the Company shall amend Schedule 1 to reflect the name and address of such Additional Member or Substituted Member and to eliminate or adjust, if necessary, the name and address of the predecessor of such Substituted Member (such revisions to be presented to the Board no later than at the next regular meeting of the Board) and (ii) to the extent of the Disposition to such Substituted Member, the Disposing Member shall be relieved of its obligations under this Agreement. Any Member who shall Dispose of all of such Member’s Units or Membership Interests in one or more Dispositions permitted pursuant to this Section 3.5 and Article 7 (where each transferee was admitted as a Substituted Member) shall cease to be a Member as of the last date on which all transferees are admitted as Substituted Members, provided, that, notwithstanding anything to the contrary herein, such Member shall not be relieved of any liabilities incurred by such Member pursuant to the terms and conditions of this Agreement prior to the time such Member Disposes of any Units or Membership Interests or ceases to be a Member hereunder.

3.6

No Liability of Members. Except as otherwise provided under the Act, the debts, liabilities, contracts and other obligations of the Company (whether arising in contract, tort or otherwise) shall be solely the debts, liabilities, contracts and other obligations of the Company, and no Member shall be liable personally (a) for any debts, liabilities, contracts or any other obligations of the Company, except to the extent and under the circumstances set forth in any non-waivable provision of the Act or in any separate written instrument executed by the applicable Member or (b) for any debts, liabilities, contracts or other obligations of any other Member. No Member shall have any responsibility to restore any negative balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company, expect as expressly required by the Act or other applicable Law.

3.7

No Expulsion. A Member may not be Expelled (other than in the event such Member ceases to hold Membership Interests).

3.8

Adjustments for Unit Splits. Wherever in this Agreement there is a reference to a specific number of Units of any class or series of Units, or a price per Unit, or consideration received in respect of such Unit, then, upon the occurrence of any subdivision, combination or distribution of such class or series of Units, the specific number of Units or the price so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding Units of such class or series of Units by such subdivision, combination or distribution.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Each Member represents and warrants to the Company and the other Members as follows:

(a)

Such Member, if such Member is an Entity, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.

(b)

Such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution and delivery by such Member of this Agreement and the performance of all obligations hereunder have been duly authorized by all necessary action.

(c)

This Agreement has been duly and validly executed and delivered by such Member and, assuming due execution and delivery of this Agreement by the other parties hereto, constitutes the binding obligation of such Member enforceable against such Member in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally, and by principles of equity.

(d)

The execution, delivery and performance by such Member of this Agreement will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which such Member is subject, (ii) violate any order, judgment or decree applicable to such Member or (iii) conflict with, or result in a breach or default under, any term or condition of its certificate of incorporation or by-laws, certificate of limited partnership or partnership agreement, certificate of formation or limited liability company agreement or trust agreement, as applicable, or any material agreement or instrument to which such Member is a party. No consent, approval, authorization or order of any court, or Governmental Authority or agency or of any third party which has not been obtained, including without limitation the approval by the Secretary of this Agreement and the transactions contemplated herein, is required in connection with the execution, delivery and performance by such Member of this Agreement.

(e)

No investigation, proceeding, action, suit or other legal proceeding of any kind or nature before any Governmental Authority or arbitrator is pending or, to such Member’s knowledge, threatened with respect to such Member, such Member’s or the Company’s assets, such Member’s ownership of its Units or the transactions contemplated hereby. No notice in writing from any Governmental Authority or any other Person has been received by such Member or any of such Member’s Affiliates claiming any violation of or noncompliance with any Law with respect to such Member’s Units, such Member, such Member’s assets or the transactions contemplated hereby.

(f)

Such Member is acquiring Units for its own account, for investment purposes, and not with a view to or in connection with the resale or other distribution of such Units in violation of applicable securities Laws. Such Member is an “accredited investor” as defined in Rule 501(a) under Regulation D of the Securities Act. Such Member understands and agrees that the Units have not been registered under the Securities Act and are “restricted securities.” Such Member has had the opportunity to receive the advice of its legal, financial and other advisors, and has knowledge of finance, securities and investments generally, and experience and skill in investments based on actual participation and has the ability to bear the economic risks of such Member’s investment in the Company.

(g)

Such Member understands that the Units acquired by it shall, upon issuance by the Company, without any further action on the part of the Company or such Member, be subject to the terms, conditions and restrictions contained in this Agreement, including all amendments, modifications and restatements thereof made in accordance with this Agreement.

(h)

Neither such Member nor any of its Affiliates has employed or retained any broker, agent or finder in connection with this Agreement or the transactions contemplated herein, or paid or agreed to pay any brokerage fee, finder’s fee, commission or similar payment to any Person on account of this Agreement or the transactions provided for herein which fee, commission or payment will constitute an obligation payable by the Company or any other Member, and such Member shall indemnify and hold harmless the Company and the other Members from any costs, including attorneys’ fees, and liability arising from the claim of any broker, agent or finder employed or retained by such Member in connection with the Company or this Agreement.

ARTICLE 5
CAPITAL CONTRIBUTIONS

5.1

Capital Contributions. The Capital Contributions of the Members to the Company are set forth opposite such Member’s name on Schedule 1 under the heading “Capital Contribution.”

5.2

Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

5.3

Advances by Members. Any Member or its Affiliate may, with the consent of the Board, advance (as a loan and not as a Capital Contribution) monies to or on behalf of the Company on such terms as the Board and such Member or such Affiliate mutually agree; provided that (a) such terms shall not be materially less favorable to the Company than such terms and conditions as could reasonably be expected to be entered into with an unaffiliated third party based upon arms-length negotiations and (b) the provisions of Section 3.1(b) shall apply to any such advances if any such advances carry with them any rights to acquire Equity Interests, whether by exchange, conversion or otherwise.

5.4

Capital Account. A Capital Account shall be established and maintained for each Member in accordance with the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv). Each Member’s Capital Account (a) shall be increased by (i) the amount of money contributed by such Member to the Company, (ii) the Book Value of property contributed by such Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Code Section 752) and (iii) allocations to such Member of Profits and any other items of income or gain allocated to such Member, and (b) shall be decreased by (i) the amount of money distributed to such Member by the Company, (ii) the Book Value of property distributed to such Member by the Company (net of liabilities secured by the distributed property that such Member is considered to assume or take subject to under Code Section 752) and (iii) allocations to such Member of Losses and any other items of loss or deduction allocated to such Member. The Capital Accounts shall also be increased or decreased to reflect a revaluation of Company property pursuant to paragraph (b) of the definition of Book Value. On the transfer of all or part of a Member’s Units, the Capital Account of the transferor that is attributable to the transferred Units shall carry over to the transferee Member in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(1).

5.5

No Obligation To Contribute. Except for the Capital Contributions previously made by the Members and as the Act otherwise may require, no Member will have any obligation to provide funds to the Company, whether by contributions to capital, loans, return of monies, securities or other property the Company distributes pursuant hereto or otherwise.

ARTICLE 6
DISTRIBUTIONS AND ALLOCATIONS

6.1

Distributions.

(a)

Each distribution made by the Company, regardless of the source or character of the assets to be distributed, shall be made in accordance with this Article 6 and applicable Law.

(b)

Subject to the provisions of Sections 6.1(d) and 6.1(e), the Board shall have sole discretion to determine the timing of any distribution and the aggregate amounts available for such distribution.  Each distribution made by the Company, regardless of the source or character of the assets to be distributed, shall be made to the Members in accordance with their Percentage Interests, except as the Members may otherwise agree between or among themselves.

(c)

All distributions made under this Section 6.1 shall be made to the holders of Units of record on the record date established by the Board or, in the absence of any such record date, to the holders owning the applicable Units on the date of the distribution.

(d)

The Company is authorized to withhold from distributions, or with respect to allocations, and to pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local or foreign law. For all purposes under this Agreement, any amount so withheld shall be treated as actually distributed to the Member with respect to which such amount was withheld.

(e)

Tax Distributions.

(i)

Other than in the case of a liquidation and a distribution of the assets of the Company pursuant to Section 12.2 and subject to the further provisions of this Section 6.1(e), each Member shall be entitled to receive, on the date which is two Business Days prior to April 15 of each year (each a “Tax Distribution Date”), cumulative cash distributions in an amount equal to such Member’s Assumed Tax Liability, if any, for the calendar year ended December 31 of the prior year. The “Assumed Tax Liability” of each Member means an amount equal to the cumulative amount of federal income taxes (including any applicable estimated taxes), determined taking into account the character of income and loss allocated to such Member as it affects the applicable tax rate, that the Board reasonably estimates would be due from such Member as of such Tax Distribution Date for the calendar year ended December 31 of the prior year, assuming such Member were an individual who earned the items of income, gain, deduction, loss and/or credit allocated to such Member pursuant to Section 6.3 (after reflecting any adjustments thereto by reason of Code Sections 732(d), 734 or 743). For purposes of estimating the Assumed Tax Liability, the applicable tax rate used shall be 38.5%.

(ii)

Distributions under this Section 6.1(e) shall be treated as an advance distribution under and shall offset future distributions that such Member would otherwise be entitled to receive pursuant to Section 6.1(b)(ii) or, if not previously offset, Section 12.2.

(iii)

If on a Tax Distribution Date there are not sufficient funds on hand to distribute to each Member the full amount of such Member’s Assumed Tax Liability, distributions pursuant to this Section 6.1(e) shall be made to the Members to the extent of the available funds in proportion to each Member’s Percentage Interest.

(f)

Special Distribution to ETI.  Upon the sale of all or substantially all of the assets of the Company with a valuation of at least $200 million (or similar transaction including a merger in which the Company is not the surviving party or the Company’s Members do not own more than 50% of the equity of the Company after the merger or similar transaction), or a sale or transfer by CWP of at least 50% of its Units to a non-Affiliated third party, ETI shall receive the sum of $3 million directly from and prior to any distributions to CWP (the “ETI Special Distribution”).  The ETI Special Distribution will not affect the rights of any other Member to receive any distribution and will not reduce the amount of any distribution to any other Member.  If CWP Disposes of at least 50% of its Units to a non-Affiliated third party, it may not do so without first paying $3 million to ETI.  If CWP Disposes of at least 50% of its Units to a non-Affiliated third party and pays ETI $3 million, then the ETI Special Distribution shall immediately terminate and shall no longer be effective.

6.2

Allocations of Profits and Losses.

(a)

General Profit and Loss Allocations. After giving effect to the allocation provisions in Section 6.2(b), Profits and Losses shall be allocated as follows.

(i)

Profits. For each fiscal year of the Company or other applicable period, Profits (and all items included in the computation thereof) shall be allocated among the Members as follows:

(A)

First, one hundred percent (100%) to the Members, in proportion to and to the extent of the excess, if any, of (1) the cumulative Losses allocated to each such Member under Section 6.2(a)(ii) for prior fiscal years or other allocation periods, over (2) the cumulative Profits allocated to each Member pursuant to this Section 6.2(a)(i)(A) for all prior fiscal years or other allocation periods. Profits should be allocated to the Members under this Section 6.2(a)(i)(A) in the reverse order that the applicable Losses were allocated to such Members under Section 6.2(a)(ii) during prior fiscal years or other allocation periods;

(B)

Second, to the Members in accordance with their Percentage Interests.

(ii)

Losses. For each fiscal year of the Company or other applicable period, Losses (and all items included in the computation thereof) shall be allocated among the Members as follows:

(A)

First, to the Members, pro rata based upon their respective Percentage Interests, until the Capital Accounts of any such class of Members has been reduced to zero; and

(B)

Second, to the Members in accordance with their Percentage Interests.

(b)

Regulatory Allocations. Notwithstanding any other provisions of this Section 6.2, the following allocations shall be made in the following order and priority:

(i)

Nonrecourse Deductions for any taxable year shall be allocated to the Members in accordance with their Percentage Interests.

(ii)

Member Nonrecourse Deductions for any taxable year shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss. This Section 6.2(b)(ii) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

(iii)

Notwithstanding any other provision of this Section 6.2, if there is a net decrease in Minimum Gain during any taxable year, any Member shall be allocated items of Company income and gain for such year (and, if necessary, subsequent taxable years) in the manner and amounts provided in Treasury Regulation Sections 1.7042(f)(6), (g)(2) and (j)(2)(i). For purposes of this Section 6.2(b), each Member’s Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.2 with respect to such taxable year. This Section 6.2(b)(iii) is intended to comply with the partner minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(iv)

Notwithstanding the other provisions of this Section 6.2 other than Section 6.2(b)(iii) above), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any taxable year, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable year shall be allocated items of Company income and gain for such year (and, if necessary, subsequent taxable years) in the manner and amounts provided in Treasury Regulation Section 1.704-2(0(4) and (j)(2)(ii). For purposes of this Section 6.2(b), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.2, other than Section 6.2(b)(iii) above, with respect to such taxable year. This Section 6.2(b)(iv) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(v)

Except as provided in Section 6.2(b)(iii) and Section 6.2(b)(iv) above, in the event any Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) items of Company income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulation, the deficit balance, if any, in its Adjusted Capital Account created by such adjustment, allocation or distribution as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.2(b)(iii), 6.2(b)(iv) or 6.2(b)(vi), This Section 6.2(b)(v) is intended to constitute a qualified income offset described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(vi)

In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any taxable year, such Member shall be allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.2(b)(vi) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 6.2(b) (other than Section 6.2(b)(v)) have been tentatively made as if Section 6.2(b)(v) and this Section 6.2(b)(vi) were not in this Agreement.

(vii)

To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution in liquidation of a Member’s Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be allocated to the Members a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such provisions.

(c)

Curative Allocations. The allocations set forth in Section 6.2(b) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 6.2(e). Therefore, notwithstanding any other provision of this Article 6 (other than the Regulatory Allocations), but subject to the Code and the Treasury Regulations, the Board shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement. In exercising its discretion under this Section 6.2(c), the Board shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

(d)

Final Allocations.  Notwithstanding any other provisions of this Article 6  (other than the Regulatory Allocations contained in Section 6.2(b)(i) (b)(vii)), in the taxable year in which a Liquidation Event (as defined in Section 12.1(a)) occurs and all subsequent taxable years (and for any prior taxable years with respect to which the due date (without regard to extensions) for the filing of the Company’s federal income tax return has not passed as of the date of the Liquidation Event), all items of income, gain, loss and deduction of the Company, including gross items, shall be allocated among the Members in a manner reasonably determined by the Board as shall cause to the nearest extent possible the Capital Account of each Member to equal the amount to be distributed to such Member pursuant to Section 12.2(c)(iii).

6.3

Income Tax Allocations.

(a)

Except as provided in this Section 6.3, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under Section 6.2.

(b)

In accordance with Code Section 704(c) and the applicable Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its initial Book Value. In the event the Book Value of any property is adjusted pursuant to clause (b) or (d) of the definition of Book Value, subsequent allocations of income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property for Federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the applicable Treasury Regulations thereunder. For purposes of such allocations, the Company shall elect the remedial allocation method described in Treasury Regulation Section 1.704-3(d) unless the Board determines that another method is more appropriate.

(c)

All items of income, gain, loss, deduction and credit allocated to the Members in accordance with the provisions hereof and basis allocations recognized by the Company for federal income tax purposes shall be determined without regard to any election under Code Section 754 which may be made by the Company.

(d)

If any deductions for depreciation or cost recovery are recaptured as ordinary income upon the sale or other disposition of Company properties, the ordinary income character of the gain from such sale or disposition shall be allocated among the Members in the same ratio as the deductions giving rise to such ordinary income character were allocated.

(e)

Allocations pursuant to this Section 6.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

6.4

Other Allocation Rules. All items of income, gain, loss, deduction and credit allocable to Units that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as the owner of such Units, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the Treasury Regulations thereunder.

ARTICLE 7
TRANSFER OF UNITS

7.1

General Rules.

(a)

No Member shall Dispose of all or any of its Units (i) if such Disposition would subject the Company to the reporting requirements of the Exchange Act or (ii) if such Disposition would cause the Company to lose its status as a partnership for federal income tax purposes or cause the Company to be classified as a “publicly traded partnership” within the meaning of Code Section 7704.

(b)

The Members agree that a breach of the provisions of this Article 7 may cause irreparable injury to the Company and the Members, for which monetary damages (or any other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Person to comply with such provisions and (ii) the uniqueness of the Company’s business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Article 7 may be enforced by specific performance.

7.2

Permitted Dispositions. No Member shall allow any Disposition of all or any portion of its Units without compliance with this Article 7. The Company shall recognize a

Disposition only if the Disposing Member or other Member exercising its rights pursuant to Section 7.3 complies with Section 7.3, Section 7.4 and Section 7.5, pays all reasonable expenses of the Company in connection with the Disposition and delivers to the Company evidence of assignment, the transferee’s written agreement to be bound by the terms of this Agreement and executed copies of such other agreements or documents as the Board may reasonably request in connection with the Disposition. Unless all of the above-listed requirements are satisfied with respect to a Disposition, such transfer shall be invalid and ineffective as to the Company and the Members.  Notwithstanding the foregoing, each of the Members acknowledges and agrees that: (i) the purchase of Units by Fidelity from ETI pursuant to the 2013 Unit Purchase Agreement is permitted under this Section 7; (ii) pursuant to the 2013 Unit Purchase Agreement, Fidelity has the option to purchase additional Units from ETI (the “FNF Option”); (iii) the purchase of such Units by Fidelity from ETI pursuant to such option are permitted under this Section 7; (iv) in connection with the transactions contemplated by the 2013 Unit Purchase Agreement, ETI will transfer and assign to Kuelbs certain Units; and (v) the provisions of Section 7.3, Section 7.4 and Section 7.5 will not apply to (A) the purchase of Units by Fidelity from ETI pursuant to the 2013 Unit Purchase Agreement or the exercise the FNF Option or (B) the transfer of Units from ETI to Kuelbs pursuant to the 2013 Unit Purchase Agreement.

7.3

Tag-Along Rights. Except for a Disposition described in clause (b), clause (c), or clause (d) of the definition of Permitted Disposition, if any Member (the “Disposing Member”) should agree to Dispose of any Units to a Person or Persons in a single transaction or in a series of related transactions, then the Disposing Member shall provide written notice thereof to the Company and the other Members, which notice shall include sufficient detail as to the identity of the prospective acquiror, Units to be Disposed of and the terms and conditions thereof (the “Disposition Notice”), in which case each other Member shall have the right to Dispose of the same percentage of its Units as the Disposing Member is proposing to Dispose of in such Disposition by providing written notice of such exercise to the Disposing Members (the “Tag Notice”) and  the Company within 30 days after receipt of the Disposition Notice. If a Member exercises its right hereunder to participate in such Disposition, then, notwithstanding any other provision herein to the contrary, the Disposing Member shall not be permitted to Dispose of Units in such proposed Disposition unless the proposed transferee agrees to acquire all of the Units described in the Tag Notice of any participating Members (or if the proposed transferee does not wish to acquire more than the Units of the Disposing Member, then the proposed transferee must acquire such number of Units from the Disposing Member and the participating Members in proportion to their respective Percentage Interests), in each case on the same terms and conditions as set forth in the Disposition Notice.

7.4

Right of First Refusal.

(a)

 If any Member (the “Selling Member”) at any time proposes to Dispose of (including a Disposition to another Member) all or any of its Units (the “Offered Units”), the Disposition of which would not result in a Disposition described in clause (b), clause (c), or clause (d) of the definition of Permitted Disposition, then in addition to complying with the provisions of Section 7.1, Section 7.2, Section 7.3 and Section 7.5, if applicable, such Member shall promptly give written notice thereof (the “ROFR Transfer Notice”) to the Company and the other Members. The ROFR Transfer Notice shall set forth all relevant information with respect to the proposed Disposition (the “Third Party Offer”), including the name and address of the prospective transferee, the Units that are the subject of the proposed Disposition, the price to be paid for such Units, and any other terms and conditions of the proposed Disposition. The other Members (the “Non-Selling Members”) shall have the preferential right (the “ROFR”) to acquire, for the same purchase price, and on the same terms and conditions as set forth in the ROFR Transfer Notice, such Offered Units.

(b)

Each Non-Selling Member shall have 20 days after receipt of the ROFR Transfer Notice (the “ROFR Offer Period”) to deliver to the other Members (including the Selling Member) written notice of whether it desires to exercise its ROFR (the “ROFR Exercise Notice”). The Non-Selling Members that deliver a ROFR Exercise Notice electing to exercise their ROFR may, by agreement, allocate among themselves the right to acquire the Offered Units. In the absence of such an agreement, each Non-Selling Member will be entitled to give written notice to the Selling Member and to the Company of its election (“Election Notice”) to acquire all or any part of its Percentage Interest of the Offered Units that is not being acquired by other Non-Selling Members, including a statement of the maximum number of Offered Units that such Non-Selling Member is willing to purchase.

(c)

Any Offered Units not subscribed for pursuant to Section 7.4(b) by the Non-Selling Members shall be deemed to be re-offered to and accepted by the Non-Selling Members exercising their rights to purchase Offered Units with respect to the lesser of (i) the amount specified in their respective Election Notices and (ii) an amount equal to their respective Percentage Interests with respect to such deemed offer. Such deemed offer and acceptance procedures described in the immediately preceding sentence shall be deemed to be repeated until either (x) all of the Offered Units are accepted by the Non-Selling Members or (y) no Non- Selling Member desires to subscribe for more Offered Units. The Company shall notify each Non-Selling Member in writing within five (5) days following the expiration of the ROFR Offer Period of the number of Offered Units which such Member has subscribed to purchase and shall set a reasonable place and time for the closing of the purchase and sale of the Offered Units, which shall be not more than 30 days after the expiration of the ROFR Offer Period. The purchase price and terms for the Offered Units purchased by the Non-Selling Members shall be the price and terms set forth in the applicable Third Party Offer. Upon delivery of the purchase price, the Selling Member shall have no further rights as an owner of the Offered Units and shall immediately cause all certificates evidencing Offered Units to be surrendered for transfer to the Company or the purchasing Members, as the case may be.

(d)

If the Non-Selling Members do not purchase all of the Offered Units, then the remaining Offered Units (or any portion thereof) may be sold by the Selling Member at any time within 90 days after the date of the Third Party Offer, subject to the provisions of Section 7.1, Section 7.2 and Section 7.3 hereof. Any such sale shall not be at less than the price or upon terms and conditions more favorable, individually or in the aggregate, to the purchaser than those specified in the Third Party Offer. If any remaining Offered Units (or any portion thereof) are not so Disposed within such 90-day period, such Offered Units may not be sold by the Selling Member without complying again in full with the provisions of this Agreement.

7.5

Disposition Requirements. At the closing of any Disposition pursuant to any of the provisions of this Article 7, (a) the Member that is required to make the Disposition under the applicable provision shall execute and deliver to the acquiring Member or Members (A) an assignment of Units, in form and substance reasonably acceptable to the purchasing Member or Members; provided, however, that if the purchasing Member is, immediately prior to such Disposition, an existing Member, then the only representations and warranties that the Disposing Member shall be required to make to the purchasing Member shall be representations and warranties concerning (1) such Disposing Member’s valid title to and ownership of the Units being Disposed, free and clear of all liens, claims and encumbrances (excluding those arising under applicable securities laws), (2) such Disposing Member’s authority, power and right to enter into and consummate the sale of the Units, (3) the absence of any violation, default or acceleration of any agreement to which such Disposing Member is subject or by which its assets are bound as a result of the agreement to Dispose of and the Disposition of the Units, and (4) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by such Disposing Member in connection with the sale of the Units, (B) instruments of transfer power attached to the any interest certificates evidencing ownership of the Units being Disposed of, duly endorsed, and (C) any other instruments reasonably requested by the acquiring Member or Members to give effect to the acquisition and (b) the acquiring Member or Members or its or their designee shall deliver to the Member that is required to make the Disposition under the applicable provision, in immediately- available funds, the purchase price provided for in the applicable provision of this Article 7. In the event of any such Disposition, the Percentage Interests and Capital Accounts of the Members shall be deemed adjusted to reflect the effect of the purchase.

ARTICLE 8
MANAGEMENT

8.1

Management Generally. Subject to the other terms of this Article 8, the business and affairs of the Company shall be conducted under the direction of the Board of Directors (the “Board”) (with each member of the Board of Directors being a Manager for purposes of the Act and therefore be “manager managed” within the meaning of the Act).  Managers that serve on the Board are referred to herein as “Directors.” The Board shall have the power and authority to manage and control the Company and do all things they deem to be necessary, convenient or advisable in connection with the management of the Company.

8.2

Board.

(a)

Except as provided in this Section 8.3, the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers.  Subject to Section 8.3, in addition to the powers that now or hereafter can be granted under the Act, all actions, consents or other matters requiring or permitting Board approval under this Agreement may be taken or effected by a simple majority of the Board.

(b)

The Board shall consist of natural persons who need not be Members or residents of the State of Delaware.  Subject to the remaining provisions of this Section 8.2, the Board shall consist of six (6) Directors with: (A) two (2) Directors designated by ETI (each, an “ETI Director” and, together, the “ETI Directors”); (B) two (2) Directors designated by Fidelity (each, a “Fidelity Director” and, together, the “Fidelity Directors”), (C) one (1) Director designated by CWP (the “CWP Director”),and (D) one (1) Director designated by Kuelbs (the “Kuelbs Director”).  Notwithstanding the foregoing, Fidelity shall appoint only one (1) Fidelity

Director on the Effective Date and Fidelity may appoint the second Fidelity Director at any time.  As a  result, as of the Effective Date the Board shall consist of five (5) Directors.

(i)

In the event that any of CWP or Kuelbs Disposes of Units representing more than fifty percent (50%) of the Units owned as of the Effective Date by CWP, or Kuelbs, as the case my be, then CWP or Kuelbs shall no longer have the right to designate a Director.  In the event that ETI or Fidelity Disposes of Units representing more than fifty percent (50%) but not more than seventy-five percent (75%) of the Units owned by ETI or Fidelity as of the Effective Date, then ETI or Fidelity shall only be entitled to designate one (1) Director and in the event that ETI or Fidelity Disposes of Units representing more than more than seventy-five percent (75%) of the Units owned by ETI or Fidelity as of the Effective Date, then ETI or Fidelity shall not be entitled to designate any Director.  For purposes of the foregoing, (x) the transactions contemplated by the 2013 Unit Purchase Agreement (including payment of a finders’ fee to John Kuelbs) shall be deemed to have occurred and (y) if Fidelity exercises the FNF Option, the FNF Option will be deemed exercised effective as of the Effective Date so that, for purposes of determining the right to continue to designate a Director: (A) FNF will be deemed to own the Units acquired pursuant to the FNF Option on the Effective Date; and (B) ETI will be not be treated as owing the Units sold to Fidelity pursuant to the FNF Option as of the Effective Date. Except as otherwise agreed by the Members, any vacancy resulting the Board as a result of the foregoing shall be filled by the remaining Directors by majority vote.

(ii)

The Members hereby elect the individuals listed on Schedule 2 to this Agreement to serve as the Directors as of the Effective Date, and, if specified thereon, their alternates, until their removal or replacement in accordance with this Agreement. The Members acknowledge and agree that this Section 8.2 shall serve as a written consent of Members in lieu of a special meeting.

(iii)

(A) ETI shall have the right to designate alternate ETI Directors, who may replace any absent, disqualified, removed or resigned ETI Director at any meeting of the Board. (B) Fidelity shall have the right to designate an alternate Fidelity Director, who may replace any absent, disqualified, removed or resigned Fidelity Director at any meeting of the Board. (C) CWP shall have the right to designate an alternate CWP Director, who may replace any absent, disqualified, removed or resigned CWP Director at any meeting of the Board.  (D) Kuelbs shall have the right to designate an alternate Kuelbs Director, who may replace any absent, disqualified, removed or resigned Kuelbs Director at any meeting of the Board.

(iv)

Each individual elected to serve on the Board in accordance with this Section 8.2 shall serve until a successor is duly nominated and elected to serve in his stead, or until his removal in accordance with Section 8.2(e), voluntary resignation, death or disability, as applicable.

(v)

The chairman of the Board, if any, shall be designated by a simple majority of the Directors.  The initial chairman of the Board shall be Kuelbs.

(c)

Any vacancy created by the death, disability, retirement, resignation or proper removal of any individual designated under this Section 8.2 shall be filled by a designee designated by the Member that designated the applicable former Director.

(d)

A Director nominated in accordance with this Section 8.2 may not be removed from the Board during his or her term of office except by the Person or Persons authorized to designate such Director.

(e)

The Company shall indemnify all of the Directors to the extent set forth herein. The Company may procure and maintain directors and officers liability insurance policies on customary terms and all of the Directors shall be included as insureds under such policies.

(f)

A quorum for the transaction of business at a meeting of the Board shall exist when at least four of the Directors (which must include at least one ETI Director, at least one Fidelity Director, the CWP Director and the Kuelbs Director) are present in person, by proxy or by telephone. If a quorum is not present at a duly called meeting, such meeting may be adjourned and called again thereafter, provided that no less than 24 hours notice is given to all the Directors in the manner specified in Section 8.2(h). A quorum for the transaction of business at such second meeting shall exist when a majority of the Directors are present in person, by proxy or by telephone. Except as otherwise set forth herein, all decisions of the Board shall require the affirmative vote of a majority of the Directors present in person, by proxy or by telephone at any meeting of the Board at which a quorum is present. The Board may hold its meetings, have an office and keep the books of the Company in such place or places, within or without the State of Delaware, as the Board may from time to time determine by resolution. At all meetings of the Board business shall be transacted in such order as shall from time to time be determined by resolution of the Board. Each Director shall have one vote.

(g)

The Board shall meet no less than four times per year.  Regular meetings of the Board may be held by teleconference in accordance with Section 8.2(l)(v) or at such place or places as shall be designated from time to time by resolution of the Board.  Special meetings of the Board may be called by the Chairman of the Board, if any, or by any Director on at least three days personal, written, telegraphic or email notice to each Director, with such notice containing a statement of the purposes for such special meeting.

(h)

All Directors shall be entitled to be reimbursed by the Company for their respective reasonable out-of-pocket travel costs and expenses incurred to attend in-person Board meetings.

(i)

The Company and each Member acknowledge that the Company may from time to time form or acquire one or more Subsidiaries. If such a Subsidiary is a limited liability company, it is the intent of the Members that such limited liability company be member- managed so that the Board of the Company can direct the business and affairs of, and make decisions for, such Subsidiary. If, however, such Subsidiary is a corporation, other type of business entity or a manager-managed limited liability company, the Company and the Members shall take such actions as are necessary to ensure that the governance of each Company Subsidiary shall parallel the governance of the Board.

(j)

In connection with any meeting of the Board, the following provisions shall apply:

(i)

Any such meeting held in person shall be held at the principal place of business of the Company, unless the notice of such meeting specifies a different place, which need not be in the State of Delaware.

(ii)

Attendance of a Person at such meeting (including attendance by telephone) constitutes a waiver of notice of such meeting, except where such Person attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(iii)

A Director may vote at a Board meeting by a written proxy executed by that Person and delivered to another Director. A proxy shall be revocable unless it is stated to be irrevocable.

(iv)

Any action required or permitted to be taken at such a meeting may be taken without a meeting and without a vote if a consent in writing, setting forth the action so taken, is signed by one or more Directors representing the requisite vote of the Board; provided, however, that the Directors proposing such action shall provide at least three (3) days’ advance written notice to the other Directors of the action to be consented to. Directors may participate in and hold any meeting by means of telephone conference, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other. The votes of any Directors participating by telephone conference, video conference or similar communications equipment shall be given full effect.

(k)

Notwithstanding anything contained herein to the contrary, (i) in the event that the Company or any Subsidiary of the Company has a claim for a default or a breach by ETI or any of its Affiliates pursuant to (x) the License Agreement or (y) any agreement with ETI or any of its Affiliates for the manufacture or production of any of equipment and systems for EcosBrine, the EcosFrac Process, and the Ozonix Process (other than the Company or any Subsidiary of the Company) and (ii) in connection with the approval by the Company of the manufacturing agreement to be entered into pursuant to Section 8.8(b) (each, an “ETI Conflict Matter”), then any CWP Director or Fidelity Director may call a meeting of the Board, with notice sent to all of the Directors, including the ETI Directors, except that the attendance of any ETI Director shall not be a requirement in order to establish a quorum for that meeting, to determine whether the Company will enforce its rights under the relevant agreement in respect of such alleged default or breach or approve the manufacturing agreement, as applicable.  The ETI Directors shall have the right to attend and participate in any such meeting (and nothing contained herein shall prevent them from calling a meeting with respect to the same actions). The determination of whether the Company shall enforce such rights against ETI or any of its Affiliates, or approve the manufacturing agreement, as applicable, shall be made by the other

Directors (by majority vote which must include the CWP Director and the Fidelity Director in the majority), provided that no action may be taken without a meeting by written consent under Section 8.2(l)(iv) with regard to an ETI Conflict Matter.

8.3

 Actions Requiring Approval of the Members.  Notwithstanding anything else contained herein, the Company shall not, and shall cause its Subsidiaries to not, unless approved by the Members holding at least 75 percent of the issued and outstanding Units of the Company:

(a)

sell all or substantially all of the assets of the Company, in one or a series of transactions if the valuation of the Company in such transaction or series of transactions is less than $50,000,000 in cash;

(b)

merge or consolidate with any Person if the consideration payable to  the Company’s Members in such merger or consolidation is less than $50,000,000 in cash, after which merger or consolidation (A) Persons who were not, directly or indirectly, equity interest owners, members, option holders or warrant holders of the Company immediately prior thereto own or control more than 50% of the direct or indirect voting power or economic interest of the surviving entity and (B) if the Company is not the surviving entity, the constituent documents of the surviving entity do not provide rights, obligations and other features of the Units (or such security or securities that is or are issued to holders of the Units in such merger or consolidation) comparable to the rights, obligations and other features of the Units, as applicable, under this Agreement;

(c)

make any amendment to the Certificate or this Agreement (whether by merger, consolidation or otherwise), except for amendments necessary or appropriate in connection with new issuances of Equity Interests or the admission of new Members in accordance with this Agreement;

(d)

amend, modify, supplement, waive or release any rights under, waive or release the performance of any party under, or terminate (in whole or in part) the License Agreement;

(e)

except for advance to the Company by any Member or its Affiliate pursuant to Section 5.3, enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement, on terms or conditions materially less favorable to the Company or such Subsidiary than such terms and conditions as could reasonably be expected to be entered into with an unaffiliated third party based upon arms-length negotiations, with any of its or any of its Subsidiaries’ (i) Affiliates or any of their officers, directors, employees, managers, members or family members, or (ii) officers, directors, employees, managers, members or family members;

(f)

establish or acquire any Subsidiaries, other than wholly-owned subsidiaries;

(g)

issue or sell (or permit any Subsidiary to issue or sell) any Equity Interests for less than $392.49 in cash, or any amount of  other tangible or intangible assets, per Unit, taking into account any adjustments for reorganizations and Unit splits;

(h)

change the authorized size or composition of the Board, except for any such changes necessary or appropriate in connection with any issuances of Equity Interests or the admission of new Members in accordance with this Agreement; provided, however, the Board may be increased by the majority vote of the Board to add any person with specific industry knowledge, expertise or experience that the Board determines will add value to the Board and the Board may be increased by the majority vote of the Board to allow a Director to be appointed by the assignee of the FNF Option;

(i)

elect to be treated or permit any Subsidiary to elect to be treated as any entity other than a partnership for federal or other applicable income tax purposes; or

(j)

agree or commit to any of the foregoing.

8.4

Officers; Committees.

(a)

 The Board may appoint certain agents of the Company to be referred to as “officers” of the Company (and “Officers” in this Agreement) and designate such titles (such as Chief Executive Officer, President, Vice-President, Secretary and Treasurer) as are customary for corporations under Delaware Law, and such Officers shall have the power, authority and duties described by resolution of the Board or as are customary for each such position. In addition to or in lieu of Officers, the Board may authorize any person to take any action or perform any duties on behalf of the Company (including any action or duty reserved to any particular Officer) and any such person may be referred to as an “authorized person.” An employee or other agent of the Company shall not be an authorized person unless specifically appointed as such by the Board. The Board may form such committees and delegate any responsibilities to such committees as it determines; provided, however, that any such committee shall have (i) at least one of the ETI Directors as a member and one of the Fidelity Directors as a member and (ii) at least one of the CWP Director or the Kuelbs Director as a member.  Each of the CWP Director and the Kuelbs Director shall have the right to be a member of such committee if such Director so elects.

(b)

Notwithstanding anything contained herein (including Section 8.2 and (a) above) and applicable law, with respect to any action of the Board to appoint a Chief Executive Officer, President, Chief Operating Officer, or Chief Financial Officer of the Company (each an “Executive Officer”).

8.5

Duties of Directors and Members.

(a)

To the fullest extent allowed by applicable Law, including §§ 18-1101(b) and (c) of the Act, except as provided in this Agreement or in any other agreement between or among the Company or any Specified Persons, no Director, Member or Affiliate of any Member (the “Specified Persons”) shall (x) owe any fiduciary duties to the Company or any Subsidiary of the Company or to any other Member or its Affiliates or (y) owe any other duties or have any other obligations to the Company or any Subsidiary of the Company or to any other Member or its Affiliates, including in the case of both clause (x) and (y) any duty or obligation (i) to offer business opportunities to the Company or any Subsidiary of the Company, (ii) to refrain from pursuing business opportunities that may have a competitive impact upon the Company or any Subsidiary of the Company or (iii) to refrain from taking any other action that will or may be detrimental to the Company or any Subsidiary of the Company, and none of the Specified Persons shall, by virtue of the relationship established pursuant to this Agreement, their ownership of Units or participation in management of the affairs of the Company, have any other obligations to take or refrain from taking any other action that may impact the Company or any Subsidiary of the Company.

(b)

To the fullest extent allowed by applicable Law, except as provided in this Agreement or in any other agreement between or among the Company and any Specified Persons, each Specified Person shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type and description, and none of the same shall constitute a breach of this Agreement or any duty, fiduciary or otherwise, expressed or implied by Law to any Specified Person.  For the avoidance of doubt, except as provided in this Agreement or in any other agreement between or among the Company or any Subsidiary of the Company and any Specified Persons, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Specified Person.  In addition, the Members acknowledge and agree that the Company may engage in business transactions with Members and their Affiliates, so long as such agreements are not materially less favorable than could be obtained on an arms-length basis from unaffiliated Persons.  Notwithstanding the foregoing, no Specified Person may use information required to be kept confidential pursuant to Section 10.4 for pursuing business opportunities that are adverse to, have a competitive impact upon or are otherwise detrimental to the Company or any Subsidiary of the Company.

(c)

To the fullest extent allowed by applicable Law, each Director may act in a manner which he believes is the best interests of the Member that designated such Director to the Board rather than of the Company.

(d)

The provisions of this Section 8.5 constitute an agreement to modify or eliminate fiduciary and other duties.

(e)

The Members (in their own names and in the name and on behalf of the Company) hereby:

(i)

agree that (A) the terms of this Section 8.5, to the extent that they modify or limit a duty or other obligation, if any, that any Director may have to the Company or another Member under the Act or other applicable Law, rule or regulation, are reasonable in form, scope and content; and (B) the terms of this Section 8.5 shall control to the fullest extent possible if it is in conflict with a duty, if any, that any Director may have to the Company or another Member, under the Act or any other applicable Law, rule or regulation; and

(ii)

waive to the fullest extent permitted by the Act (including §§ 181101(b) and (c) thereof), any duty, if any, that any Member may have to the Company or another Member, pursuant to the Act or any other applicable Law, rule or regulation, to the extent necessary to give effect to the terms of this Section 8.5.

(f)

The Members (in their own names and in the name and on behalf of the Company), acknowledge, affirm and agree that (i) the Members would not be willing to make an investment in the Company, and no Person designated by the Members to serve on the Board would be willing to so serve, in the absence of this Section 8.5, and (ii) they have reviewed and understand the provisions of §§ 18-1101(b) and (c) of the Act.

(g)

Notwithstanding the foregoing, if a Director pursues a corporate opportunity of the Company or a Subsidiary of the Company or if a Director pursues a business opportunity that may have a competitive impact on the Company or a Subsidiary of the Company, such Director shall recuse himself from any action taken by the Board of Directors involving such opportunity or, if such recusal is not possible, such Director shall resign as a Director of the Company.

8.6

Voting. If a consent or vote of a class of Members is required hereunder or under the Act, then, unless specified otherwise, the consent or vote of Members holding a majority of the Units shall satisfy such requirement.

8.7

Business Plan and Budgets.

(a)

No later than October 15 of each Fiscal Year (except the First Fiscal year which shall be no later than December 1), the Board of Directors (by majority vote) shall approve the Company’s business plan and projections for operations for the next fiscal year (including the Operating Budget and the Capital Expenditure Budget) (for each such fiscal year, the “Business Plan”).  Such Business Plan shall be in effect for the next Fiscal Year and the Board of Directors shall comply in all respects with such Business Plan.

(b)

 The Company will have an “Operating Budget” which will control the operations of the Company in each Fiscal Year.  (References throughout this Agreement to the “Operating Budget” shall be deemed to refer to the then current year’s Operating Budget.)  The Operating Budget shall be approved by the Board of Directors (by majority vote) in accordance with Section 8.7(a).  The Operating Budget shall be based upon a specified number of units required for the sale of services and/or products and may not be changed or materially deviated from (i.e., increasing any expense thereunder by more than fifteen percent (15%) of such expense, excluding any increase based on and in proportion to an increase in the number of units required for the sale of services and/or products) without prior approval by a majority of the Board of Directors.  The Board of Directors shall implement the Operating Budget and shall be authorized, subject to the provisions of Section 8.2(b) to make the expenditures and incur the obligations provided for in the Operating Budget.  The Company shall operate within the confines of the Operating Budget and is not authorized to materially exceed the line item expenses in the Operating Budget (i.e., increasing any expense thereunder by more than fifteen percent (15%) of such expense, except to the extent such increase is based on and in proportion to an increase in the number of units required for the sale of services and/or products).

(c)

The Company will have a “Capital Expenditure Budget” which will control the capital expenditures of the Company in each the Fiscal Year.  (References throughout this Agreement to the “Capital Expenditure Budget” shall be deemed to refer to the then current year’s Capital Expenditure Budget.)  The Capital Expenditure Budget shall be prepared by the

Board of Directors (by majority vote) in accordance with Section 8.7(a).  The Capital Expenditure Budget shall be based upon a specified number of units required for the sale of services and/or products and may not be changed or materially deviated from (i.e., increasing any expense thereunder by more than fifteen percent (15%) of such expense, excluding any increase based on and in proportion to an increase in the number of units required for the sale of services and/or products) without prior approval by a majority of the Board of Directors.  The Board of Directors shall implement the Capital Expenditure Budget and shall be authorized, subject to the provisions of Section 8.2(b), to make the expenditures and incur the obligations provided for in the Capital Expenditure Budget.  The Company shall operate within the confines of the Capital Expenditure Budget and is not authorized to materially exceed the line item expenses in the Capital Expenditure Budget (i.e., increasing any expense thereunder by more than fifteen percent (15%) of such expense, except to the extent such increase is based on and in proportion to an increase in the number of units required for the sale of services and/or products).

8.8

Checking Account Authority.  The Company shall hold all checking account signing authority and any Member of the Company having checking account signing authority for the Company will relinquish such checking account signing authority.

8.9

Manufacture of Products Using Licensed Technology.

(a)

Effective as of the Effective Date, the Company has entered into that certain manufacturing and production agreement in the form attached as Exhibit C.

(b)

Notwithstanding whether ETI or a third party is manufacturing and producing the products using the Licensed Technology, ETI shall make available to the Company, at such times and places as may be reasonably requested by the Company, fully-trained technical staff to support the Company in the exploitation of the Licensed Technology in the Field of Use, including, without limitation, support in the manufacture and production of products using the Licensed Technology.  ETI shall be entitled to reasonable compensation for such services, including reimbursement for all reasonable out-of-pocket expenses and disbursements.

8.10

Manufacture of Equipment Units 13 and 14. If the Company wants to sell equipment units 13 and/or 14 to a third party, the Company will determine the terms, conditions and sale price to such third party and ETI will sell such equipment units 13 and/or 14 to the Company for $2,400,000 for each equipment unit.

ARTICLE 9
LIMITATION OF LIABILITY AND INDEMNIFICATION

9.1

Liability. To the fullest extent permitted by law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for the repayment, satisfaction or discharge of any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

9.2

Duties and Liabilities of Covered Persons. No Covered Person shall be liable or accountable in damages or otherwise to the Company or to any Member for any loss or liability arising out of any act or omission on behalf of the Company taken or omitted by such Covered Person, so long as such act or omission did not constitute Disabling Conduct.

9.3

Exculpation.

(a)

To the fullest extent permitted by law, and except as otherwise expressly provided herein, no Covered Person shall be liable to the Company or any Member for any Claims and Expenses (as defined below) arising out of any act or omission of such Covered Person on behalf of the Company to the extent that such act or omission did not constitute Disabling Conduct.

(b)

A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of assets, liabilities, profits or losses or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

9.4

Indemnification. To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each of the Covered Persons from and against any and all liabilities, obligations, losses, damages, fines, taxes and interest and penalties thereon (other than taxes based on fees or other compensation received by such Covered Person from the Company), claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), costs, expenses and disbursements (including reasonable and documented legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever (collectively, “Claims and Expenses”) which may be imposed on, incurred by or asserted at any time against such Covered Person in any way related to or arising out of this Agreement, the Company or the management or administration of the Company or in connection with the business or affairs of the Company or the activities of such Covered Person on behalf of the Company; provided, that a Covered Person shall not be entitled to indemnification hereunder against Claims and Expenses that are finally determined by a court of competent jurisdiction to have resulted from such Covered Person’s Disabling Conduct.

9.5

Advancement of Expenses. To the fullest extent permitted by applicable law, the Company shall pay the expenses (including reasonable legal fees and expenses and costs of investigation) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding (other than a claim, demand, action, suit or proceeding brought by the Company against a Member for such Member’s material breach or violation of this Agreement) as such expenses are incurred by such Covered Person and in advance of the final disposition of such matter, provided that such Covered Person undertakes to repay such expenses if it is determined by agreement between such Covered Person and the Company or, in the absence of such an agreement, by a final judgment of a court of competent jurisdiction, that such Covered Person is not entitled to be indemnified pursuant to Section 9.4.

9.6

Insurance. The Company may, or may cause an Affiliate to, purchase and maintain directors and officers insurance, to the extent and in such amounts as the Board may, in its discretion, deem reasonable. If insurance provided by any Affiliate of the Company benefits any Person serving as an Officer or employee of the Company, then the Company shall reimburse such Affiliate for the portion of the premium paid by such Affiliate for such insurance that is reasonably attributable to any such Officer’s or employee’s service to the Company.

ARTICLE 10
CERTAIN AGREEMENTS OF THE COMPANY AND MEMBERS

10.1

Information.

(a)

Each Member shall be entitled to obtain any information relating to the Company provided that any such information that constitutes “Confidential Information” shall be received by such Member subject to the provisions of Section 10.4. An audit of the Company’s accounts, books and records may be performed at the request of the Board or as required by Law.

(b)

The Company shall permit each Member or their respective representatives, at the sole risk of such Persons, to visit and inspect any of the properties of the Company and its Subsidiaries, including its books of account and other records (and make copies of and take extracts from such books and records), and to discuss all aspects of its business, affairs, finances and accounts with the Company’s and its Subsidiaries’ Officers and its independent public accountants, all at such reasonable times during the Company’s and its Subsidiaries’ usual business hours and as often as any such Person may reasonably request, and to consult with and advise management of the Company and its Subsidiaries, upon reasonable notice at reasonable times from time to time, on all matters relating to the operation of the Company and its Subsidiaries, upon reasonable notice at reasonable times from time to time, all matters relating to the operation of the Company and its Subsidiaries.

10.2

Maintenance of Books. The Company shall keep or cause to be kept at its principal office complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board and the Members. The Company’s financial books and records shall be maintained on a full cost accounting basis unless otherwise agreed by the Board. The records shall include complete and accurate information regarding the state of the business and financial condition of the Company; a copy of the Certificate and this Agreement and all amendments thereto; a current list of the names and last known business, residence or mailing addresses of all Members; and the Company’s federal, state and local tax returns for the Company’s six most recent tax years.

10.3

Accounts. The Board shall establish one or more separate bank and investment accounts and arrangements for the Company, which shall be maintained in the Company’s name with financial institutions and firms that the Board may determine The Company may not commingle the Company’s funds with the funds of any Member.

10.4

Confidentiality. Each Member agrees that all Confidential Information shall be kept confidential by such Member and shall not be disclosed or used by such Member in any manner whatsoever other than as provided for under this Agreement; provided, however, that: (a) any of such Confidential Information may be disclosed to such Member’s Affiliates and to partners; members; stockholders; prospective partners, members and stockholders; managers; directors; officers; employees; and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors) of such Member and of such Member’s Affiliates (collectively, for purposes of this Section 10.4, “Representatives”), each of which Representatives shall be bound by the provisions of this Section 10.4 or substantially similar terms, (b) any disclosure of Confidential Information may be made to the extent to which the Company consents in writing, (c) any disclosure may be made of the terms of a Member’s investment in the Company pursuant to this Agreement and the performance of that investment to the extent in compliance with applicable Law (whether in the Member’s fundraising materials or otherwise), (d) Confidential Information may be disclosed by a Member or Representative to the extent reasonably necessary in connection with such Member’s enforcement of its rights under this Agreement and (e) Confidential Information may be disclosed by any Member or Representative to the extent that the Member or Representative has received advice from its counsel that it is legally compelled to do so, provided that, prior to making such disclosure, the Member or Representative, as the case may be, uses reasonable efforts to preserve the confidentiality of the Confidential Information, including consulting with the Company regarding such disclosure and, if reasonably requested by the Company, assisting the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure, and provided further that the Member or Representative, as the case may be, discloses only that portion of the Confidential Information as is, based on the advice of its counsel, legally required.  This Section 10.4 shall survive a Member’s sale, transfer or other disposition of all of its Units.

10.5

Non-Compete. Each Member that holds Units agrees not to, and agrees to cause its Affiliates (provided that, for these purposes, the Company and its Subsidiaries shall not be considered Affiliates of a Member) not to, directly or indirectly, except through the Company or its Subsidiaries:

(a)

engage in or participate in the ownership, management, operation or control of, or be connected as a principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, owner (of more than five percent), partner or in any other individual or representative capacity providing management or other services with, have any financial interest in or aid or assist other Persons in connection with any Company Purpose; or

(b)

solicit or employ any of the employees of the Company or any of its Affiliates or otherwise induce or attempt to induce such employees of the Company or any of its Affiliates to terminate their employment with the Company and accept employment with such Member.

Each Member agrees to be bound by the restrictions set forth in this Section 10.5 for a period of two (2) years following the date such Member no longer holds any Units.  In addition, each of the executive officers of ETI will execute and deliver to the Company a covenant not to compete containing the same restrictions on completion and solicitation as in this Section 10.5.

10.6

Registration Rights. Each Member understands and agrees that the Units issued on or prior to the date hereof have not been registered under the Securities Act and are restricted securities within the meaning of the Securities Act. Each Member hereby agrees that he, she or it will, on or prior to any registration of any Units by the Company, execute and deliver all agreements, instruments and documents as are required, in the sole discretion of the Board to be executed by such Member in order to consummate such registration, including a registration rights agreement governing and providing for, among other matters, the reasonable and customary registration rights of each Member; provided that such rights shall include piggy-back registration rights for all Members.

10.7

Specific Performance. The Members agree that breach of the provisions of Sections 10.4 and 10.5 may cause irreparable injury to the Company or the other Members for which monetary damages (or other remedy at Law) are inadequate in view of (a) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provisions and (b) the uniqueness of the Company’s business and the Confidential Information. Accordingly, the Members agree that, in addition to any other remedies provided by Law, in equity or under this Agreement, the provisions of Sections 10.4 and 10.5 may be enforced by specific performance.

ARTICLE 11
TAXES

11.1

Tax Returns. The Company shall prepare and timely file all U.S. federal, state and local and foreign tax returns required to be filed by the Company. Unless otherwise agreed by the Board, any income tax return of the Company shall be prepared by an accounting firm selected by the Board. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall deliver to each Member as soon as practicable after the end of the applicable fiscal year, a Schedule K-1 together with such additional information as may be required by the Members in order to file their individual returns reflecting the Company’s operations. The Company shall bear the costs of the preparation and filing of its tax returns.

11.2

Tax Partnership. It is the intention of the Members that the Company be classified as a partnership for U.S. federal income tax purposes. Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law or to be classified as other than a partnership pursuant to Treasury Regulation Section 301.7701-3.

11.3

Tax Elections. The Company shall make the following elections on the appropriate forms or tax returns:

(a)

to adopt the calendar year as the Company’s fiscal year, if permitted under the Code;

(b)

to adopt the accrual method of accounting and to keep the Company’s books and records on the U.S. federal income tax method;

(c)

if there is a distribution of Company property as described in Code Section 734 or a transfer of Membership Interests as described in Code Section 743, upon request by notice from any Member, to elect, pursuant to Code Section 754, to adjust the basis of Company property;

(d)

to elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b); and

(e)

any other election the Board may deem appropriate and in the best interests of the Members.

11.4

Tax Matters Member.

(a)

The tax matters partner of the Company pursuant to Code Section 6231(a)(7) shall be ETI or such other Member designated from time to time by the Board and subject to replacement by the Board. (Any Member who is designated as the tax matters partner is referred to herein as the “Tax Matters Member”). The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each other Member to become a notice partner within the meaning of Code Section 6231(a)(8). The Tax Matters Member shall inform each other Member of all significant matters that may come to its attention in its capacity as Tax Matters Member and shall forward to each other Member copies of all significant written communications it may receive in that capacity.

(b)

Any reasonable cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

(c)

The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the consent of the Board. The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the prior written consent of such Member. Any Member that enters into a settlement agreement with respect to any partnership item (within the meaning of Code Section 6231(a)(3)) shall notify the other Members of such settlement agreement and its terms within 90 days from the date of the settlement.

(d)

No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of partnership items for any taxable year without first notifying the other Members. If the Board consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within 30 days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Member, may file a request for administrative adjustment on its own behalf Any Member intending to file a petition under Code Section 6226 or 6228 or other Code Section with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Members to participate in the choosing of the forum in which such petition will be filed.

(e)

If any Member intends to file a notice of inconsistent treatment under Code Section 6222(b), such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

ARTICLE 12
DISSOLUTION, WINDING-UP AND TERMINATION

12.1

Dissolution.

(a)

Subject to Section 12.1(b), the Company shall be liquidated and its affairs shall be wound up on the first to occur of the following events (each a “Liquidation Event”) and no other event shall cause the Company’s dissolution:

(i)

the approval by at least four Directors (which must include the approval of (A) the CWP Director, (B) the Fidelity Director, and (C) one of the ETI Directors);

(ii)

at any time when there are no Members; and

(iii)

entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b)

If the Liquidation Event described in Section 12.1(a)(ii) shall occur, the Company shall not be dissolved, and the business of the Company shall be continued, if the requirements of Section 18-801 of the Act for the avoidance of dissolution are satisfied (a “Continuation Election”).

(c)

Except as otherwise provided in this Section 12.1, to the maximum extent permitted by the Act, the death, retirement, redemption, Resignation, Expulsion, Bankruptcy or dissolution of a Member or the commencement or consummation of separation proceedings shall not constitute a Liquidation Event and, notwithstanding the occurrence of any such event or circumstance, the business of the Company shall be continued without dissolution.

12.2

Winding-Up and Termination. On the occurrence of a Liquidation Event, unless a Continuation Election is made, the Board may select one or more Persons to act as liquidator or may itself act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense, including reasonable compensation to the liquidator if approved by the Board. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board. The steps to be accomplished by the liquidator are as follows:

(a)

as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations;

(b)

the liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c)

all remaining assets of the Company shall be distributed to the Members as follows:

(i)

the liquidator may sell any or all Company property, including, if approved by all Members, to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article 6;

(ii)

with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

(iii)

Company property shall be distributed among the Members in accordance with Section 6.1(b), and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation).

All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses and liabilities shall be allocated to the distributee pursuant to this Section 12.2. The distribution of cash or property to the Members in accordance with the provisions of this Section 12.2 constitutes a complete return to the Members of their Capital Contributions and a complete distribution to the Members of their Membership Interests (including Units) and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

12.3

Deficit Capital Accounts. No Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance which may exist from time to time in the Member’s Capital Account.

12.4

Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Board (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.5, and take such other actions as may be necessary to terminate the existence of the Company. Upon the effectiveness of the Certificate of Cancellation, the existence of the Company shall cease, except as may be otherwise provided by the Act or other applicable Law.

ARTICLE 13
GENERAL PROVISIONS

13.1

Notices.

(a)

Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, telecopied and confirmed, or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties):

(i)

if to the Company, at the address of its principal executive offices; and

(ii)

if to an Initial Member, to the address given for the Member on Schedule 1 hereto; and

(iii)

if to an additional Member or a holder of Membership Interests or Units that has not been admitted as a Member, to the address given for such Member or holder in an Addendum Agreement.

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy, be deemed received on the first business day following confirmation; shall, if delivered by nationally recognized overnight delivery service, be deemed received the first business day after being sent; and shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five days after the date of deposit in the United States mail.

(b)

Whenever any notice is required to be given by Law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

13.2

Entire Agreement; Supersedure. This Agreement (including the Exhibits and Schedules) and the Contribution Agreement constitute the entire agreement of the Members relating to the Company and supersede all prior contracts or agreements with respect to the Company, whether oral or written.

13.3

Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

13.4

Amendment or Restatement. This Agreement shall not be altered, modified, amended or changed (by merger or otherwise), or the compliance with any terms or  provisions waived, except by an amendment or waiver approved by Members holding more than seventy-five percent (75%) of the issued and outstanding Units; provided, however, that no amendments may be made to Sections 3.1(b), 5.3, 7.3, 7.4, 8.3, 10.5, 10.6, 10.7, 12.1(a)(i), the definition of “Excluded Issuances” or this Section 13.4 without the approval of each of ETI, CWP, and Fidelity, (b) no modification of the terms of this Agreement that increases or extends any financial obligation or liability of a Member shall be effective without the prior written consent of such Member, (c) this Section 13.4 may not be amended without the prior written consent of each Member, and (d) this Agreement shall be deemed to be automatically amended from time to time without further consent of any party to the extent provided in an Addendum Agreement executed and delivered by the parties thereto to reflect issuances and transfers of Units made in compliance with this Agreement. Except as required by Law, no amendment, modification, supplement, discharge or waiver of or under this Agreement shall require the consent of any person not a party to this Agreement.

13.5

Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the Company and each Member and their respective heirs, permitted successors, permitted assigns and legal representatives; and by their signatures hereto, the Company and each Member intends to and does hereby become bound. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective permitted successors and assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained. The rights under this Agreement may be assigned by a Member to a transferee of all of such Member’s Units transferred in accordance with this Agreement (and shall be assigned to the extent this Agreement requires such assignment), but only to the extent of such Units so transferred; it being understood that the assignment of any rights under this Agreement shall not constitute admission to the Company as a Member unless and until such transferee is duly admitted as a Member in accordance with this Agreement.

13.6

Governing Law; Severability; Limitation of Liability.

(a)

THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

(b)

The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in Delaware, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding of the nature specified in this subsection (b) by the mailing of a copy thereof in the manner specified by the provisions of Section 13.1. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(c)

In the event of a direct conflict between the provisions of this Agreement and (i) any provision of the Certificate or (ii) any mandatory, non-waivable provision of the Act, such provision of the Certificate or the Act shall control. If any provision of the Act provides that it may be varied or superseded in the agreement of a limited liability company (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

(d)

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(e)

NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT, NEITHER THE COMPANY NOR ANY MEMBER OR HOLDER OF UNITS SHALL BE LIABLE TO ANY OF THE OTHER SUCH PERSONS FOR PUNITIVE, SPECIAL, EXEMPLARY, CONSEQUENTIAL OR SIMILAR DAMAGES.

13.7

Attorneys’ Fees. If any holder of Units commences any litigation against another holder of Units, a Manager, the Board or the Company relating to this Agreement or the subject matter hereof; the party prevailing in that litigation will be entitled to recover, in addition to all damages allowed by Law and other relief, all court costs and reasonable attorneys’ fees the prevailing party incurs in connection therewith.

13.8

Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed herein.

13.9

Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument.

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

COMPANY:

ECOSPHERE ENERGY SERVICES, LLC

By:  _/s/ Robert Cathey_______________________

Name:

Robert Cathey

Title:

Chief Executive Officer

MEMBERS:

ECOSPHERE TECHNOLOGIES, INC.

By:  _/s/ Dennis McGuire_____________________

Name:

Dennis McGuire

Title:

Chief Executive Officer

CLEAN WATER PARTNERS, LLC

By:  _/s/ Chad Wold_________________________

Name:

Chad Wold

Title:

Manager

FIDELITY NATIONAL FINANCIAL, INC.

By:  _/s/ Brent Bickett________________________

Name:

_Brent Bickett___________

Title:

EVP – Corporate Finance__

_/s/ John Kuelbs____________________________

JOHN KUELBS

EXHIBIT A

DEFINED TERMS

“2009 Unit Purchase Agreement” is defined in the recitals.

“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

“Addendum Agreement” is defined in Section 3.5(b).

“Additional Member” means any Person who acquires newly issued Units from the Company and is admitted to the Company as a Member pursuant to the provisions of Section 3.5.

“Adjusted Capital Account” means the Capital Account maintained for each Member, (a) increased by any amounts that such Member is obligated to restore or is treated as obligated to restore under Treasury Regulation Sections 1.704 1(b)(2)(ii)(c), 1.704 2(g)(1) and 1.704 2(i)(5) and (b) decreased by any amounts described in Treasury Regulation Sections 1.704 1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Member.

“Affiliate” means, when used with respect to a specified Person, any Person which (a) directly or indirectly Controls, is Controlled by or is Under Common Control with such specified Person, (b) is an officer, director, general partner, trustee or manager of such specified Person, or of a Person described in clause (a), or (c) is a Relative of such specified Person or of an individual described in clauses (a) or (b).

“Agreement” means the Limited Liability Company Agreement of the Company, as amended and restated from time to time.

“Assumed Tax Liability” is defined in Section 6.1(e)(i).

 “Bankruptcy” or “Bankrupt” means with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law has been commenced and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment’s having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Board” is defined in Section 8.1.

“Book Value” means, with respect to any property, such property’s adjusted basis for federal income tax purposes, except as follows:

(a)

The initial Book Value of any property contributed by a Member to the Company shall be the fair market value of such property as reasonably determined by the Board;

(b)

The Book Values of all properties shall be adjusted to equal their respective fair market values as determined by the Board in connection with (i) the acquisition of an interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution to the Company, (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company, (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704 1(b)(2)(ii)(g)(1) (other than pursuant to Section 708(b)(1)(B) of the Code) or (iv) any other event to the extent determined by the Board to be necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q); provided, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;

(c)

The Book Value of property distributed to a Member shall be the fair market value of such property as determined by the Board; and

(d)

The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704 1(b)(2)(iv)(m) and clause (f) of the definition of Profits and Losses or Section 6.2(b)(vii); provided, however, Book Value shall not be adjusted pursuant to this clause (d) to the extent the Board determines that an adjustment pursuant to clause (b) hereof is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this clause (d).

If the Book Value of property has been determined or adjusted pursuant to clauses (b) or (d) hereof, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Profits and Losses and other items allocated pursuant to Article 6.

“Business Plan” is defined in Section 8.7(a).

“Capital Account” means the account to be maintained by the Company for each Member pursuant to Section 5.4.

“Capital Contribution” means with respect to any Member, the aggregate amount of money and Book Value of any property other than money contributed to the Company pursuant to Article 5 hereof by such Member.  Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of such Member’s predecessors in interest.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all ownership interests in a Person (other than a corporation), and any and all warrants, options or other rights to purchase or acquire any of the foregoing.

“Capital Expenditure Budget” is defined in Section 8.7(c).

“Certificate” is defined in the recitals.

“Change of Control” means any single or series of transactions resulting in the following:  (a) a sale of all or substantially all of the Company’s assets, (b) a merger, consolidation or other transaction after which Persons who were not, directly or indirectly, equity interest owners, members, option holders or warrant holders of the Company immediately prior thereto own or control 50% or more of the direct or indirect voting power or economic interest of the surviving entity, or (c) a direct or indirect sale of equity interests having 50% or more of the direct or indirect voting power or economic interest of the Company to Persons who were not direct or indirect equity interest owners, option holders or warrant holders of the Company on the date of this Agreement.

“Claims and Expenses” is defined in Section 9.4.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.  All references herein to Sections of the Code shall include any corresponding provision or provisions of succeeding Law.

“Company” is defined in the preamble.

“Company Purposes” is defined in Section 2.4.

“Company Register” is defined in Section 3.2.

“Confidential Information” means all confidential and proprietary information (irrespective of the form of communication) obtained by or on behalf of, a Member from the Company or its representatives, other than information which (a) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Member, (b) was or becomes available to such Member on a nonconfidential basis prior to disclosure to the Member by the Company or its representatives, (c) was or becomes available to the Member from a source other than the Company and its representatives, provided that such source is not known by such Member to be bound by a confidentiality agreement with the Company or (d) is independently developed by such Member without the use of any such information received under this Agreement.

“Continuation Election” is defined in Section 12.1(b).

“Contribution Agreement” is defined in the recitals.

“Control,” including the correlative terms “Controlling”, “Controlled by” and “Under Common Control with” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Covered Person” means each Member, Manager, Officer, Tax Matters Member or liquidating trustee, in his or its capacity as such, each of their respective Affiliates, and each of their respective officers, directors, liquidators, partners, stockholders, managers, members and employees, in each case whether or not such Person continues to have the applicable status referred to in such clauses.

“CWP” is defined in the preamble.

“CWP Director” is defined in Section 8.2(c)

“Depreciation” means, for each taxable year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for Federal income tax purposes with respect to property for such taxable year, except that (a) with respect to any property the Book Value of which differs from its adjusted tax basis for Federal income tax purposes and which difference is being eliminated by use of the remedial allocation method pursuant to Treasury Regulation Section 1.704-3(d), Depreciation for such taxable year shall be the amount of book basis recovered for such taxable year under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and (b) with respect to any other property the Book Value of which differs from its adjusted tax basis at the beginning of such taxable year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the Federal income tax depreciation, amortization or other cost recovery deduction for such taxable year bears to such beginning adjusted tax basis; provided that if the adjusted tax basis of any property at the beginning of such taxable year is zero, Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Board.

“Directors” is defined in Section 8.1.

“Disabling Conduct” means, in respect of any Person, an act or omission (a) that is a criminal act by such Person that such Person had no reasonable cause to believe was lawful or (b) that constitutes fraud, gross negligence, willful misconduct, or a breach of any duties or obligations under this Agreement or any applicable Law.

“Disposing Member” is defined is Section 7.3.

“Disposition,” including the correlative terms “Dispose” or “Disposed,” means any direct or indirect transfer, assignment, sale, gift, inter vivos transfer, pledge, hypothecation, mortgage, or other encumbrance, or any other disposition (whether voluntary or involuntary or by operation of law) of Units (or any interest (pecuniary or otherwise) therein or right thereto), including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, Units is transferred or shifted to another Person.

“Disposition Notice” is defined in Section 7.3.

“Economic Risk of Loss” has the meaning assigned to that term in Treasury Regulation Section 1.752-2(a).

“Effective Date” is defined in the preamble.

“Equity Interests” is defined in Section 3.1(b).

“ETI” is defined in the preamble.

“ETI Director” is defined in Section 8.2(c).

“Excluded Issuances” means (i) issuances of Units comprising up to 10% of all Units (calculated immediately prior to such issuances) to officers, employees or directors of, or consultants to, the Company or its Subsidiaries (which may not include officers, employees or directors of, or consultants to, the Company or its Subsidiaries who are also officers, employees or directors of, or consultants to, any Member or any of such Member’s Affiliates (excluding the Company and its Subsidiaries)) in connection with any incentive plan approved by the Board and (ii) issuances of stock in an underwritten public offering by the Company pursuant to a registration statement declared effective under the Securities Act.  Any Units issued that are deemed to be Excluded Issuances shall not be considered outstanding when determining if any required vote of Members under this Agreement has been met.

“Executive Officer” is defined in Section 8.4(b).

“Expel, Expelled or Expulsion” means the expulsion or removal of a Member from the Company as a member.

“Extension Notice” is defined in Section 3.1(b).

“Extension Period” is defined in Section 3.1(b).

“Field of Use” is defined in the License Agreement.

“Fidelity” is defined in the preamble.

“Fidelity Director” is defined in Section 8.2(c).

“First Amendment to Original Operating Agreement” is defined in the recitals.

“Fiscal Year” is defined in Section 2.9.

“Five-Day Extension” is defined in Section 3.1(b).

“Formation Date” is defined in the recitals.

“Governmental Authority” means (a) any federal, state, local, municipal, tribal or other government, (b) any governmental, regulatory or administrative agency, commission, tribal or other authority lawfully exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, and (c) any court or governmental tribunal.

“Kuelbs” is defined in the preamble.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution having the force of law, judgment, decision, declaration, or interpretative or advisory opinion or letter of a domestic, foreign or international governmental authority or any political subdivision thereof and shall include, for the avoidance of doubt, the Act.

“License Agreement” means that certain Exclusive License Agreement, dated as of the date of this Agreement, by and between the Company and ETI, in the form of Exhibit D attached hereto, as amended from time to time.

“Liquidation Event” is defined in Section 12.1(a).

“Member” means any Person (but not any Affiliate or entity in which such Person has an equity interest) executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement.

“Member Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” has the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i)(1).

“Membership Interest” means the interest of a Member in the Company, including rights to distributions (liquidating or otherwise), allocations, notices and information, and all other rights, benefits and privileges enjoyed by that Member (under the Act, the Certificate, this Agreement or otherwise) in its capacity as a Member; and all obligations, duties and liabilities imposed on that Member (under the Act, the Certificate, this Agreement, or otherwise) in its capacity as a Member.

“Minimum Gain” has the meaning assigned to that term in Treasury Regulation Section 1.704 2(d).

“Non-Selling Members” is defined in Section 7.4(a).

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulation Section 1.704-2(b).

“Offered Units” is defined in Section 7.4(a).

“Officers” is defined in Section 8.4.

“Operating Budget” is defined in Section 8.7(b).

“Original Operating Agreement” is defined in the recitals.

“Percentage Interest” means with respect to any Member the ratio (expressed as a percentage) which the number of Units held by such Member bears to the total number of Units outstanding at the relevant time.

 “Permitted Disposition” means: (a) any Disposition made pursuant to Section 7.3 or Section 7.4; (b) the Disposition by a Member to an Affiliate of such Member; or (c) the Disposition by Fidelity to one or more of its officers or directors or the Disposition by one or more of its officers or directors to Fidelity.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“Profits” or “Losses” means, for each taxable year, an amount equal to the Company’s taxable income or loss for such taxable year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)

Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b)

Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(c)

In the event the Book Value of any asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d)

Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e)

In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such taxable year;

(f)

To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)

Any items that are allocated pursuant to the Regulatory Allocations shall be determined by applying rules analogous to those set forth in clauses (a) through (f) hereof but shall not be taken into account in computing Profits and Losses.

“Proposal Notice” is defined in Section 3.1(b).

“Purchase Period” is defined in Section 3.1(b).

“Regulatory Allocations” means the allocations pursuant to Section 6.2(b).

“Relative” means, with respect to any individual, (a) such individual’s spouse, (b) any direct descendant, parent, grandparent, great grandparent or sibling (in each case whether by blood or adoption), and (c) the spouse of an individual described in clause (b).

“Representatives” is defined in Section 10.4.

“Resign, Resigning or Resignation” means the resignation, withdrawal or retirement of a Member from the Company as a Member.  Such terms shall not include any Disposition of Membership Interests, even though the Member making a Disposition may cease to be a Member as a result of such Disposition.

“Rights Holder” is defined in Section 3.1(b).

“Rights Holder Notice Period” is defined in Section 3.1(b).

“ROFR” is defined in Section 7.4(a).

“ROFR Exercise Notice” is defined in Section 7.4(b).

“ROFR Offer Period” is defined in Section 7.4(b).

“ROFR Transfer Notice” is defined in Section 7.4(a).

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Selling Member” is defined in Section 7.4(a).

“Specified Persons” is defined in Section 8.5(a).

“Subsidiary” means (a) any corporation or other entity a majority of the Capital Stock of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by the Company or any direct or indirect Subsidiary of the Company or (b) a partnership in which the Company or any direct or indirect Subsidiary of the Company is a general partner.

“Substituted Member” means any Person who acquires Units from a Member and is admitted to the Company as a Member pursuant to the provisions of Section 3.7.

“Tag Notice” is defined in Section 7.3.

“Tax Distribution Date” is defined in Section 6.1(e)(i).

“Tax Matters Member” has the meaning assigned to the term “tax matters partner” in Code Section 6231(a)(7) and the meaning set forth in Section 11.4(a).

“Third Party Offer” is defined in Section 7.4(a).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

“Units” means a fractional share of the Membership Interests of all Members, and any “Unit” shall refer to any one of the foregoing.

SCHEDULE 1
MEMBERS

Member and Address for Notices	Units	Percentage Interest
Ecosphere Technologies, Inc. 3515 Southeast Lionel Terrace Stuart, FL 34997 Attn: Mr. Dennis McGuire Fax: (772) 781-4778	49,802	39.09232%
Clean Water Partners, LLC 126 Central Ave. Whitefish, MT 59937 Attn: Chad Wold Fax: (877) 855-1952	33,000	25.9041%
Fidelity National Financial, Inc. 601 Riverside Avenue Jacksonville, Florida 32204 Facsimile: (904) 357-1029 Attention: Chief Legal Officer	39,495	31.0025%
John A. Kuelbs 611 S. White Chapel Blvd Southlake, TX 76092 Fax: (___) ________	5,096	4.0002%